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                                                                      EXHIBIT 99

July 28, 2003

            TITAN INTERNATIONAL, INC. CONSOLIDATES TIRE MANUFACTURING

Quincy, IL. - Titan Tire, a subsidiary of Titan International, Inc. (NYSE: TWI), is consolidating all tire manufacturing into its principal tire facility located in Des Moines, Iowa. The Brownsville, Texas, location will continue as a distribution and warehouse center for Titan, however, production will be suspended until market demand requires additional capacity. The majority of the costs related to the consolidation will occur in the second and third quarters of 2003.

Prior to the 1998 labor strikes, Titan Tire was pursuing an aggressive plan to increase production capacity which included buying control of bankrupt Fidelity Tire in Natchez, Mississippi, which has been idled since early 2001, and building a one-million square foot factory in Brownsville, Texas. Following the resolution of the 40-month labor strike and corporate campaign against the company, Titan has been steadily increasing efficiency at the Des Moines tire facility. Titan decided to consolidate all tire manufacturing to Des Moines until that facility is operating near its full capacity. The company is maintaining adequate capacity to meet current and future demands without additional planned capital expenditures.

The agricultural and construction markets have not experienced the forecasted growth in 2003 and the new farm bill has not significantly impacted equipment sales this year but an increase is expected in 2004. Growth has been slowed by additional pricing pressure from imports. The weak U.S. dollar should improve this situation over the next six months.

"The North American large farm equipment market has been in a slump since 1998. For example in 1997, approximately 9,000 four-wheel drive large tractors were sold. Last year, however, there were fewer than 4,000 sold. In terms of wheels and tires, that amounts to a decrease of more than 40,000 units," explained Maurice Taylor Jr., Titan president and CEO. "The utility and compact tractor sales, however, are holding up surprisingly well."

New wheels and tires developed and tested during the past year are expected to generate increased sales for the company in 2004. Titan's costs are competitive in the industry and the company is now concentrating on building market share and profitability. Expertise in both wheel and tire engineering allows Titan to enjoy a unique competitive advantage while providing assemblies best suited for the needs of equipment users.

"The United Steelworkers of America strikes and their corporate campaign damaged Titan's financial position, but building wheels and tires that provide the best value while generating a profit will allow the company to move forward and increase Titan's stock price to more accurately reflect the value of the company. Titan's book value today is approximately five times our share price therefore we need to produce results," stated Taylor.

Titan is a global supplier of mounted wheel and tire systems for off-highway equipment used in agriculture, earthmoving/construction, and consumer (i.e. all terrain vehicles and trailers) applications. Titan has manufacturing and distribution facilities worldwide.